CONFIDENTIAL

INTELLECTUAL PROPERTY LICENSING AGREEMENT
(Exclusive Worldwide Manufacturing, Marketing and Operational Rights)
by and between

Owner/Licensor: ACI Corporation AG
and
Licensee: ACI Technologies Ltd.

Dated: 20 September 2005

INTELLECTUAL PROPERTY LICENSING AGREEMENT
(Exclusive Worldwide Manufacturing, Marketing and Operational Rights)

This Intellectual Property Licensing Agreement (“Agreement”) is entered into effective this 20th day of September 2005 by and between Owner/Licensor ACI Corporation AG, a company organized and existing under the laws of Germany (“Owner/Licensor ACI AG”) and Licensee ACI Technologies, Ltd., a company organized and existing under the laws of Hong Kong (“Licensee ACI Tech”).

RECITALS

WHEREAS, Owner/Licensor ACI AG is the inventor and owner of certain Intellectual Property and Technology for the processing of previously vulcanized rubber materials using cryogenic technologies and processes;

WHEREAS, Owner/Licensor ACI AG desires to grant certain exclusive worldwide licensing rights to Licensee ACI Tech; and Licensee ACI Tech desires to receive said licensing rights from Owner/Licensor ACI AG, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties agree as follows:

1.0. Construction and Definitions.

1.1. Definitions. The following capitalized terms have the meanings set forth below:

(a) “Binary Code” means computer software in machine-readable, executable format that is created by compiling and linking Source Code.

(b) “Derivative Work” has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

(c) “Improvement” means any adaptation, improvement, upgrade, update, enhancement, new version, patch, extension, Derivative Work, or add-on of or to any Technology. Without limiting the foregoing, any invention (whether patented or not) that would infringe another patented invention will be considered an “Improvement” to such first patented invention.

(d) “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated with: (i) all patents made throughout the world and incorporated herein by this reference, and applications therefore, including provisional applications, and all reissues, renewals, extensions, continuations and continuations-in-part thereof (“Patents”); (ii) all rights (other than Patents) in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data throughout the world (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefore throughout the world; (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) any other rights in databases and data collections throughout the world; (vii) any other rights throughout the world in computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; and (viii) any similar, corresponding or equivalent rights to any of the foregoing any where in the world.

(e) “Manufacturing Rights” means exclusive rights to receive orders and manufacture and construct or manage the manufacturer and construction of ACI-50 cryogenic processing plants, or upgrades to existing cryogenic plants based on ACI-50 technology, throughout the world.

(f) “Marketing Rights” means exclusive rights to conduct any and all activities related to the sales, marketing and business development of ACI-50 cryogenic processing plants, or upgrades to existing plants based on ACI-50 technology, and to any and all materials or products produced from the operation of said cryogenic processing plants, including controlling strategic and tactical operations and management, throughout the world.

(g) “Operational Rights” means exclusive rights to conduct any and all activities related to the operations of ACI-50 cryogenic processing plants, or upgrades to existing plants based on ACI-50 technology, and the production of materials or products from the operation of said cryogenic processing plants, throughout the world.

(h) “Minimum Maintenance Royalties” means the minimum amount paid by Licensee ACI Tech to Owner/Licensor ACI AG on an annual basis for the purpose of maintaining the current force and effect of Licensee ACI Tech’s licensing rights as granted in this Agreement to Licensee ACI Tech from Owner/Licensor ACI AG.

(i) “Royalty Term” means a perpetual period of years from the effective date of this Agreement.

(j)  “Software” means computer software in Source Code or Binary Code form.

(k) “Source Code” means computer software in human readable form, including software capable of being compiled into Binary Code.

(l) “Success-based Royalties” means the amounts paid by Licensee ACI Tech to Owner/Licensor ACI AG on a quarterly basis for the sale, manufacture, construction and commissioning of ACI-50 cryogenic processing plants, or upgrades to existing plants based on ACI-50 technology, throughout the world.

(m) “Technology” means technology, including all patents, confidential business information, trade secrets, know-how, show-how, techniques, design rules, inventions (whether or not patented or patentable), algorithms, routines, software, files, databases, works of authorship, processes, prototypes, devices and hardware.

(n) “Owner/Licensor ACI AG Intellectual Property Rights” means the rights of Owner/Licensor ACI AG, as of the effective date, in or under any Intellectual Property Rights owned by Owner/Licensor ACI AG, or sublicensable by Owner/Licensor ACI AG without any further financial obligations on the part of Owner/Licensor ACI AG.

(o) “Owner/Licensor ACI AG Software” means the Software that is used by Owner/Licensor ACI AG for manufacturing of an ACI-50 cryogenic processing plant facility.

(p) “Owner/Licensor ACI AG Technology” means the Technology that is used by Owner/Licensor ACI AG for manufacturing and construction of an ACI-50 cryogenic processing plant facility.

1.2. Construction of Contract Language.

(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and visa versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections to this Agreement.

(e) The headings in this Agreement are for the convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

2.0. Licenses to Licensee ACI Tech.

2.1. License to Utilize Owner/Licensor ACI AG Intellectual Property Rights. Subject to the terms and conditions of this Agreement, Owner/Licensor ACI AG hereby grants to Licensee ACI Tech, an exclusive, worldwide, perpetual license to make (including to have made), use, sell, offer for sale, export and import, or otherwise utilize in whatever manner that is determined by Licensee ACI Tech in its sole discretion to be appropriate, all rights and benefits in and to the Owner/Licensor ACI AG Intellectual Property Rights (including Owner/Licensor ACI AG Software and Owner/Licensor ACI AG Technology) in furtherance of Licensee ACI Tech’s exclusive rights as set forth in paragraphs 2.2, 2.3, 2.4, 2.5 and 2.6 below.

2.2. License to Utilize Owner/Licensor ACI AG Software. Subject to the terms and conditions of this Agreement, Owner/Licensor ACI AG hereby grants to Licensee ACI Tech, an exclusive, worldwide, perpetual license to use, reproduce, compile into Binary Code form, and create Derivative Works from the Source Code of the Owner/Licensor ACI AG Software, for those ACI-50 cryogenic processing plants manufactured and constructed by Licensee ACI Tech or those plants manufactured and constructed under the management of, or subject to the approval of, the Licensee ACI Tech.

2.3. License to Utilize Owner/Licensor ACI AG Technology. Subject to the terms and conditions of this Agreement, Owner/Licensor ACI AG hereby grants to Licensee ACI Tech, an exclusive, worldwide, perpetual license to use Owner/Licensor ACI AG Technology, including all patents, confidential business information, trade secrets, know-how, techniques, design rules, inventions (whether or not patented or patentable), algorithms, routines, software, files, databases, works of authorship, process, prototypes, devises and hardware for manufacturing purposes, all rights and benefits in and to the Owner/Licensor ACI AG Technology, only for those ACI-50 processing plants manufactured and constructed by Licensee ACI Tech or those plants manufactured and constructed under the management of, or subject to the approval of, the Licensee ACI Tech, or subject to a sublicense issued by Licensee ACI Tech.

2.4. License to Utilize Manufacturing Rights. Subject to the terms and conditions of this Agreement, Owner/Licensor ACI AG hereby grants to Licensee ACI Tech an exclusive, worldwide, perpetual, sub-licensable license to act as sole manufacturing agent related to the Intellectual Property Rights and Technology subject to this Agreement, including but not limited to conducting any and all activities related to the receiving of orders, manufacturing and construction, or the management of the manufacturing and construction, of ACI-50 cryogenic processing plants throughout the world.

2.5. License to Utilize Marketing Rights. Subject to the terms and conditions of this Agreement, Owner/Licensor ACI AG hereby grants to Licensee ACI Tech an exclusive, worldwide, perpetual, sub-licensable license to act as sole marketing agent related to the Intellectual Property Rights and Technology subject to this Agreement, including but not limited to conducting any and all activities related to the sales, marketing and Business Development of ACI-50 cryogenic processing plants, including controlling strategic and tactical operations and management of said ACI-50 cryogenic processing plants, throughout the world.

2.6. License to Utilize Operational Rights. Subject to the terms and conditions of this Agreement, Owner/Licensor ACI AG hereby grants to Licensee ACI Tech an exclusive, worldwide, perpetual, sub-licensable license to act as sole operational agent related to the Intellectual Property Rights and Technology subject to this Agreement, including but not limited to conducting any and all activities related to the operations of ACI-50 cryogenic processing plants and the production of materials or products from the operation of said ACI-50 cryogenic processing plants, throughout the world.

2.7. Reservation of Rights. Owner/Licensor ACI AG hereby reserves all rights not expressly granted hereunder, including but not limited to Design and Development Rights related to the Intellectual Property Rights subject to this Agreement. No implied licenses are granted under this Agreement to Licensee ACI Tech with respect to any unrelated technology or Intellectual Property Rights that may be acquired or developed by Owner/Licensor ACI AG subsequent to the effective date of this Agreement. However, Owner/Licensor ACI AG grants to Licensee ACI Tech an exclusive, perpetual right of first refusal to obtain exclusive worldwide licensing rights to said technology consistent with paragraphs 2.2, 2.3, 2.4, 2.5 and 2.6 above, if and when it is subsequently obtained or developed by Owner/Licensor ACI AG.

3.0. Fees, Royalties, Purchasing of Equipment and Engineering Services. For the rights and licenses herein granted, Licensee ACI Tech agrees to pay, or cause to be paid, fees and royalties to Owner/Licensor ACI AG and to purchase equipment and engineering services from Owner/Licensor ACI AG, as follows:

3.1. Minimum Maintenance Royalties. Licensee ACI Tech shall pay to Owner/Licensor ACI AG, on or before 31 December each year, the minimum amount of Two Hundred and Fifty Thousand Euros (€250,000). In the event that no Success-based Royalties have been paid during a given year, then the full amount of this Minimum Maintenance Royalty shall be paid. Licensee ACI Tech may deduct any Success-based Royalties paid during the year from the Minimum Maintenance Royalties owing for that calendar year. If Two Hundred and Fifty Thousand Euros (€250,000) or more in Success-based Royalties have been paid by Licensee ACI Tech to Owner/Licensor ACI AG during the calendar year then no Minimum Maintenance Royalty fee shall be due or owing. Owner/Licensor ACI AG shall have the right to waive the payment of this Minimum Maintenance Royalty for any given year at its sole discretion. However, any such waiver for a particular year does not waive Owner/Licensor ACI AG’s rights to enforce the collection of this Minimum Maintenance Royalty in any subsequent year.

3.2. Success-based Royalties. It is agreed that Licensee ACI Tech shall pay to Owner/Licensor ACI AG, on a quarterly basis, the amount of Two Hundred and Fifty Thousand Euros (€250,000) for each ACI-50 cryogenic processing plant that Licensee ACI Tech sells, manufacturers, constructs and commissions, throughout the world. So that there is no confusion, the Parties agree that there are four (4) ACI-50 plants in what is popularly referred to as a “Quad” plant. This Success-based Royalty fee shall be due and payable to Owner/Licensor ACI AG from Licensee ACI Tech at the end of the calendar quarter in which the processing plant was commissioned and approved for operation. Licensee ACI Tech shall render a full statement of its account and make payment of royalties on or before thirty (30) days after the close of each calendar quarter. Owner/Licensor ACI AG shall have the right to waive the payment of this Success-based Royalty for any given processing plant commissioning at its sole discretion. However, any such waiver for a particular commissioning does not waive Owner/Licensor ACI AG’s rights to enforce the collection of this Success-based Royalty related to any subsequent commissioning.

3.3. Equipment Purchasing and Engineering Services. Licensee ACI Tech agrees to purchase the equipment used in the construction of all ACI-50 cryogenic processing plants from Owner/Licensor ACI AG, if pricing for such equipment remains competitive, and to engage Owner/Licensor ACI AG as its primary engineering firm, subject to separate purchase agreements and professional services agreements as may be necessary and beneficial to the Parties.

3.4. Accurate Records. Licensee ACI Tech agrees to keep full and accurate records showing the sales, manufacture, construction and commissioning of all ACI-50 cryogenic process plants throughout the world. Licensee ACI Tech shall make these records available, if requested to do so, to Owner/Licensor ACI AG on a quarterly basis.

4.0. Improvements.

4.1. Disclosure of Improvements. So long as Licensee ACI Tech is otherwise in the business of selling, manufacturing, constructing and commissioning ACI-50 cryogenic processing plants and products subject to this Agreement, Licensee ACI Tech shall promptly disclose to Owner/Licensor ACI AG any Improvements relevant to Owner/Licensor ACI AG Technology or Owner/Licensor ACI AG Software created by or for Licensee ACI Tech. Licensee ACI Tech shall provide to Owner/Licensor ACI AG reasonable assistance, at no cost to Owner/Licensor ACI AG, in transferring the informational and engineering details of such Improvements to Owner/Licensor ACI AG.

4.2. Improvement License. Licensee ACI Tech shall grant, and does hereby grant, to Owner/Licensor ACI AG a royalty-free, fully paid up, non-transferable, perpetual, non-sublicensable, worldwide, non-exclusive license to utilize or otherwise exploit Improvements.

4.3. Delivery of Owner/Licensor ACI AG Software Source Code. It is agreed that Owner/Licensor ACI AG shall deliver to Licensee ACI Tech, within sixty (60) days after the effective date of this Agreement, a complete copy of the Source Code for all of the Owner/Licensor ACI AG Software. Thereafter, Licensee ACI Tech shall promptly deliver to Owner/Licensor ACI AG, upon request, a copy of any Source Code for any Improvement to the Owner/Licensor ACI AG Software that must be disclosed pursuant to Section 4.1 above.

5.0. Confidential Information.

5.1. Confidential Information. “Confidential Information” means any information: (i) disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”) in written, graphic, machine-readable or other tangible form and marked as “Confidential” or “Proprietary;” (ii) disclosed orally or by demonstration and identified at the time of initial disclosure as confidential or proprietary and subsequently summarized in writing and similarly marked and delivered to the Receiving Party within thirty (30) days of the initial disclosure; (iii) that at the time of disclosure the information is or should reasonably be known by the Receiving Party to be proprietary or confidential information of the Disclosing Party; or (iv) information that is otherwise deemed to be “Confidential Information” by the terms of this Agreement. Notwithstanding the foregoing, Confidential Information shall include without limitation: (a) information, technical data, and know-how that is not otherwise in the public domain immediately prior to the effective date of this Agreement that either Party undertakes to restrict or control the disclosure to third parties in a manner reasonably intended to maintain its confidentiality; and (b) information embodied in or learned from either party’s software and technology, whether or not marked. As used in this Section 5, the terms “Receiving Party” and “Disclosing Party” may be understood to refer to and include Owner/Licensor ACI AG, Licensee ACI Tech, and any subsidiaries or contractors that either of these parties may have.

5.2. Confidential Information Exclusions. Confidential Information shall exclude information that the Receiving Party can demonstrate is: (i) in the public domain (through no unauthorized act or failure to act on the part of Receiving Party; (ii) known to the Receiving Party from a source other than the Disclosing Party (including former employees of the Disclosing Party); (iii) furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; (iv) furnished to others by the Disclosing Party without restriction on disclosure; or (v) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent that Receiving Party is legally compelled to do so by any court, administrative agency, or other governmental or investigative agency pursuant to proceedings over which such agency or court has jurisdiction. However, prior to any such disclosure, the Receiving Party shall: (a) assert the confidential nature of the Confidential Information to the agency or court; (b) immediately notify the Disclosing Party in writing of the agency’s or court’s order or request to disclose; and (c) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

5.3. Confidentiality Obligation. The Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not use such information except as expressly permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use the same degree of care and means that it utilizes to protect its own information of a similar nature, but in no event less than reasonable care and means, to prevent the unauthorized use or the disclosure of such Confidential Information to third parties. The Confidential Information may be disclosed only to employees or contractors of the Receiving Party with a “need to know” who are instructed and agree not to disclose the Confidential Information and not to use the Confidential Information for any purpose except as set forth herein. The Receiving Party shall have appropriate written agreements with any such employees or contractors sufficient to comply with the provisions of this Agreement. A Receiving Party may not alter, de-compile, disassemble, reverse engineer, or otherwise modify any Confidential Information received hereunder and the mingling of the Confidential Information with information of the Receiving Party shall not affect the confidential nature or ownership of said Confidential Information. Subject to the foregoing, Licensee ACI Tech shall have the right to use all Owner/Licensor ACI AG Confidential Information in accordance with the licenses granted pursuant to this Agreement.

5.4. Confidentiality of Agreement. Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other Party’s Confidential Information and that no reference to the commercial terms and conditions of this Agreement (or to activities pertaining thereto) may be made in any form of press release or public statement without first consulting the other Party. However, each Party may disclose the terms and conditions of this Agreement: (i) as may be required by law; (ii) to legal counsel of the Parties; (iii) in connection with the requirements of an initial public offering or securities filing; (iv) in confidence to accountants, banks, and financing sources, insurance organizations and their advisors; (v) in confidence in the connection with the enforcement of the terms of this Agreement; or (vi) in confidence in connection with a merger or acquisition or proposed merger or acquisition.

5.5. No Confidential Information of Other Parties. Each Party represents and warrants to the other that it has not used and shall not use in the course of its performance of this Agreement the Confidential Information of any third party. The Parties further represent and warrant that to the extent a Party may, from time to time, be in possession of Confidential Information of a third party, this Confidential Information shall not be disclosed unless expressly authorized in writing by such third party.

5.6. Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement, except as may be required by applicable law.

6.0. Representations, Warranties and Indemnities.

6.1. Owner/Licensor ACI AG Representations. Owner/Licensor ACI AG hereby represents that it has the right to grant the licenses granted in this Agreement and that none of the licensing rights granted in this Agreement are currently granted to any other party.

6.2. Warranty Disclaimers. Nothing set forth in this Agreement will be construed to be:

(a) a warranty, representation or admission by Owner/Licensor ACI AG as to the validity, enforceability or scope of any Intellectual Property Right licensed or transferred hereunder;

(b) a warranty or representation by Owner/Licensor ACI AG that the use of the Owner/Licensor ACI AG Intellectual Property Rights, Owner/Licensor ACI AG Technology and Owner/Licensor ACI AG Software for the manufacture, use, licensing, sale, importation or other exploitation of the Owner/Licensor ACI AG Intellectual Property Rights or the exercise of any license granted to Licensee ACI Tech hereunder will be free from infringement of any intellectual property right of any third party; and

(c) an obligation on either Party to file any patent application or to secure any patent or to maintain any patent through the payment of patent maintenance fees.

6.3. Owner/Licensor ACI AG Indemnification. Owner/Licensor ACI AG agrees to defend or at its option settle, any claim, suit or proceeding brought against Licensee ACI Tech to the extent arising out of any breach of the representations as set forth in Section 6.1 above. Owner/Licensor ACI AG shall have the sole control of any such action or settlement negotiations and Owner/Licensor ACI AG agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Licensee ACI Tech in any such suit or proceeding defended by Owner/Licensor ACI AG. Licensee ACI Tech agrees that Owner/Licensor ACI AG at its sole option shall be relieved of the foregoing obligations unless Licensee ACI Tech notifies Owner/Licensor ACI AG promptly in writing of such claim, suit or proceeding and gives Owner/Licensor ACI AG authority to proceed as contemplated herein. Licensee ACI Tech, at Owner/Licensor ACI AG’s expense, shall also provide Owner/Licensor ACI AG full information and assistance to settle and/or defend any such claim, suit or proceeding. Owner/Licensor ACI AG shall not be liable for any costs or expenses incurred without its prior written authorization.

6.4. Licensee ACI Tech Indemnification. Licensee ACI Tech shall indemnify and hold Owner/Licensor ACI AG harmless from and against any and all claims, losses, liabilities, demands, judgments, costs or expenses (including reasonable attorneys’ fees) arising out of or related to (i) any failure by Licensee ACI Tech to comply with any terms or conditions of this Agreement related to the permitted scope of use of the Owner/Licensor ACI AG Intellectual Property Rights, Technology or Software; (ii) any use of the Owner/Licensor ACI AG Intellectual Property Rights, Technology or Software in combination with any third-party intellectual property; or (iii) any Improvements created by or for Licensee ACI Tech.

6.5. Owner/Licensor ACI AG DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) ALL OWNER/LICENSOR ACI AG TECHNOLOGY, OWNER/LICENSOR ACI AG SOFTWARE AND OWNER/LICENSOR INTELLECTUAL PROPERTY RIGHTS, AND ALL OTHER THINGS OR RIGHTS PROVIDED OR LICENSED BY OWNER/LICENSOR ACI AG TO LICENSEE ACI TECH HEREUNDER, ARE PROVIDED BY OWNER/LICENSOR ACI AG“AS IS” AND WITHOUT WARRANTY OF ANY KIND, AND (B) OWNER/LICENSOR ACI AG MAKES NO, AND HEREBY DISCLAIMS ALL, OTHER WARRANTIES, WHETHER EXPRESS, STATUTORY, OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO.

7.0. Limitations of Liability.

7.1. Exclusion of Damages. EXCEPT FOR A BREACH OF SECTION 5, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR FOR ANY INDIRECT, SPECIAL, RELIANCE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

7.2. Failure of Essential Purpose. The limitations specified in this Section 7 shall survive and apply even if any limited remedy specified in this Agreement is found to be unenforceable.

8.0. Term and Termination.

8.1. Term. The term of this Agreement shall begin on the effective date first mentioned above and continue for the entire Royalty Term unless this Agreement is terminated pursuant to Section 8.2.

8.2. Termination. Owner/Licensor ACI AG may terminate this Agreement and all licenses to Licensee ACI Tech hereunder in the event of a material breach of the terms of this Agreement by Licensee ACI Tech that is not cured within thirty (30) days of written notice of such breach. Any licenses under this Agreement to Owner/Licensor ACI AG of any Licensee ACI Tech Intellectual Property, Technology or Software will survive such termination. Any sublicense agreement in effect at the time of termination shall remain in full force and effect but Owner/Licensor ACI AG shall assume all rights and responsibilities of Licensee ACI Tech under the terms of said sublicense agreement.

8.3. Effect of Termination or Expiration. Upon termination or expiration of this Agreement for any reason, each Party shall immediately destroy or return to the other Party all tangible items in its possession or control that embody Confidential Information of such other Party.

8.4. Survival. The provisions of Sections 1, 4.2, 4.3, 5, 6, 7, 8.3, 8.4, and 9 shall survive the termination or expiration of this Agreement for any reason.

9.0. General Provisions.

9.1. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be sent to the signatories of this Agreement at their respective primary place of business. All such notices, requests and other communications shall be deemed received on the date of the receipt by the Receiving Party if received prior to 17:00 hours (5:00 p.m.) in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

9.2. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment by each Party to this Agreement, or in the case of a waiver by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any or other further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.3. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto.

9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Germany, without regard to the conflicts of law rules that may exist under German law.

9.6. Counterparts; third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Party. No provision of this Agreement is intended to confer upon any person or entity other than the Parties to this Agreement any rights or remedies hereunder.

9.7. Entire Agreement; Severability. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supercedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement. If at any time subsequent to the effective date hereof any term or provision of this Agreement shall be determined to be partially or wholly illegal, void or unenforceable, such provision shall be of no force and effect to the extent so determined, but the illegality or unenforceability of such term or provision shall have no effect upon and shall not impair the legality or enforceability of any other term or provision of this Agreement.

9.8. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

9.9. Representation by Counsel; Interpretation. Owner/Licensor ACI AG and Licensee ACI Tech each acknowledge that they have been represented by counsel in connection with this Agreement, or has had opportunity to seek legal counsel and has voluntarily elected not to do so. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Owner/Licensor ACI AG and Licensee ACI Tech.

9.10. Consent to Jurisdiction. Each of the Parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the applicable court located in Berlin, Germany.

9.11. Injunctive Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement, either Party’s breach of confidentiality obligations or provisions relating to proprietary rights will cause irreparable damage for which recovery of money damages would be inadequate, and that the other Party will therefore be entitled to seek timely, injunctive relief to protect such Party’s rights under this Agreement in addition to any and all remedies available at law. Each Party further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. Each Party hereby expressly consents to the issuance of such injunction and to the ordering of such specific performance.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the effective date first set forth above.

For ACI Corporation AG:	For ACI Technologies, Ltd.:

By: ______________________________	By: _____________________________
Michael Howarth,	Scott Frickman
Managing Director	Director